Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-138755) of Textron Financial Corporation and in the related Prospectus of our reports dated February 13, 2007, with respect to the consolidated financial statements of Textron Financial Corporation, Textron Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Textron Financial Corporation, included in this Annual Report (Form 10-K) for the year ended December 30, 2006.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 20, 2007